UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 28, 2010
Date of report (Date of earliest event reported)

Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	1-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address of principal executive offices, including zip code)

 (952) 564-3500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)           James C. (Jim) Granger.  As previously announced, James C. (Jim) Granger, our Chief Executive Officer and a member of our Board of Directors, will retire as both an officer and director of our company, effective December 31, 2010.

(c)           Scott W. Koller.  On December 28, 2010, upon the recommendation of our compensation committee, we entered into an Amended and Restated Executive Employment Agreement with Scott W. Koller, our President and Chief Operating Officer, pursuant to which Mr. Koller will become our President and Chief Executive Officer, effective January 1, 2011.

Our Amended and Restated Executive Employment Agreement with Mr. Koller has a term ending December 31, 2011; however, this agreement will be automatically extended for successive one-year periods unless either our company or Mr. Koller elects not to extend employment.  This agreement provides for an annual base salary of $265,000.  Under the agreement, Mr. Koller is eligible to participate in performance-based cash bonus or equity award plans for our senior executives.  In general, the annual base salary payable under this agreement may be increased, but not decreased, in the sole discretion of our board.  Pursuant to this agreement, Mr. Koller participates in our employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets eligibility and other requirements.  He is entitled to 22 business days of paid time off per year.  We retained the right under this agreement to reassign Mr. Koller to the position of President and Chief Operating Officer on or before December 31, 2011, without such reassignment constituting a termination, providing Mr. Koller with good reason (as defined) to terminate his employment, or creating any liability to our company.  Upon any termination of employment, Mr. Koller will receive base salary for services performed, accrued and unpaid paid time off, and any interest he may have as a terminated employee in our 401(k) plan or other plans in which he participated.  Upon a termination of employment for good reason (as defined), without cause (as defined), or within 12 months following a change in control (as defined) other than by death, disability or for cause, then, in addition to the foregoing amounts, Mr. Koller will be entitled to receive a severance payment equal to one year of base salary (generally paid in equal monthly installments over the non-competition period specified below).  Furthermore, if Mr. Koller is eligible for and elects COBRA coverage, and continues to pay his portion of the monthly medical insurance premiums, we will continue to pay our company’s portion of the monthly medical insurance premiums for COBRA coverage for Mr. Koller and his eligible dependents for a period ending on the earlier of one year after termination of employment or until such officer is eligible to be covered by another plan providing medical benefits.  Mr. Koller has agreed to certain non-disparagement, non-competition, non-interference and non-recruitment provisions during the term of employment and for two years thereafter, and certain non-disclosure and inventions provisions during the term of employment and thereafter.  Pursuant to the agreement, Mr. Koller released, waived and gave up any claims against our company and related persons, including, without limitation, any rights to severance or other payments pursuant to Mr. Koller’s Executive Employment Agreement, dated April 1, 2006, which was amended and restated in its entirety by the Amended and Restated Executive Employment Agreement, dated December 28, 2010.

The foregoing description is qualified in its entirety by reference to Mr. Koller’s Amended and Restated Executive Employment Agreement, which appears as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in response to this Item 5.02(c).

Mr. Koller, age 48, has served as our President and Chief Operating Officer since May 2010 and as our Executive Vice President and Chief Operating Officer from March 2009 until May 2010.  Mr. Koller joined our company in November 2004.  He served as our Senior Vice President of Sales and Marketing from November 2004 through January 2007, our Executive Vice President of Sales and Marketing from February 2007 through October 2008, and our Executive Vice President of Sales and Project Management from October 2008 through March 2009.  From December 2003 to November 2004, Mr. Koller served as Vice President of Sales and Marketing for Rollouts Incorporated, a provider of field services for large-scale implementations.  From August 1998 to November 2003, Mr. Koller served in various roles with Walchem Corporation,  a manufacturer of metering pumps and analytical controllers, including the last three years as Vice President of Sales and Marketing.  Mr. Koller served in the U.S. Naval Nuclear Power Program from 1985 to 1992.

There are no familial relationships between Mr. Koller and any other executive officer or director of our company.  There are no transactions in which Mr. Koller has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Each of our executive officers is appointed to serve until his successor is duly appointed or his earlier removal or resignation from office.

We issued a press release on December 29, 2010, regarding the promotion of Mr. Koller to President and Chief Executive Officer, which is attached hereto as Exhibit 99 and is incorporated by reference in response to this Item 5.02(c).

Darin P. McAreavey.  On December 28, 2010, upon the recommendation of our compensation committee, we entered into Amendment No. 1 to our Executive Employment Agreement with Darin P. McAreavey, our Vice President and Chief Financial Officer, pursuant to which Mr. McAreavey will become our Senior Vice President and Chief Financial Officer, effective January 1, 2011.

Amendment No. 1 to our Executive Employment Agreement with Mr. McAreavey provides that upon a termination of employment within 12 months following a change in control (as defined) other than by death, disability or for cause, then, Mr. McAreavey will be entitled to receive a severance payment equal to one year of base salary (generally paid in equal monthly installments over his non-competition period).

The foregoing description is qualified in its entirety by reference to Amendment No. 1 to our Executive Employment Agreement with Mr. McAreavey, which appears as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference in response to this Item 5.02(c).

Mr. McAreavey, age 42, has served as our Vice President and Chief Financial Officer since March 2009.  Mr. McAreavey worked for Xiotech Corporation, a computer storage company, from September 2007 to March 2009 as its Chief Financial Officer.   From February 2007 to September 2007, Mr. McAreavey worked for Global Capacity Group, a telecom logistics provider, as its Chief Financial Officer.  Mr. McAreavey was the Chief Financial Officer, Executive Vice President and Treasurer for Stellent, Inc., a content management software company, from May 2006 to February 2007 and that company’s Corporate Controller from September 2004 to May 2006.  Mr. McAreavey worked at Computer Network Technology, a provider of storage networking solutions from August 1995 to September 2004 where he held several management-level finance positions including Director of Finance.  From November 1993 to August 1995, Mr. McAreavey was a Supervising Senior for KPMG LLP.  Mr. McAreavey began his professional career as a Staff Accountant at Eide Helmeke & Co., where he served from July 1991 to November 1993.

There are no familial relationships between Mr. McAreavey and any other executive officer or director of our company.  There are no transactions in which Mr. McAreavey has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Each of our executive officers is appointed to serve until his successor is duly appointed or his earlier removal or resignation from office.

(e)           The changes in the compensatory arrangements of Messrs. Koller and McAreavey reported pursuant to Item 5.02(c) above are incorporated by reference in response to this Item 5.02(e).  In addition, on December 28, 2010, our compensation committee (1) set the annual base salaries of our executive officers for 2011 and (2) established a senior management bonus plan for 2011.  In addition, on December 28, 2010, based on the recommendation of our compensation committee, our Board of Directors approved certain changes to cash compensation for non-employee directors.

2011 Base Salaries

The compensation committee has set annual base salaries for our executive officers for 2011 at the following levels:

Name and Position of Executive Officer	2011 Base Salary

Scott W. Koller President and Chief Executive Officer	$265,000

Darin P. McAreavey Senior Vice President and Chief Financial Officer	$215,000

2011 Senior Management Bonus Plan

The compensation committee also established a senior management bonus plan under which certain members of our senior management team who are ineligible to participate in our profit-sharing bonus program for associates and who are not commissioned salespeople, may be eligible for non-equity incentive awards if certain performance targets set by the compensation committee are achieved under such plan for 2011.  Bonuses under the 2011 senior management bonus plan will be based 50 percent upon our company’s gross margin dollars and 50 percent upon our company’s adjusted EBITDA, which will be calculated based upon the company’s accounting practices, consistently applied and upon GAAP standards applicable to the company.  “Adjusted EBITDA” as used by the compensation committee equals the company’s earnings before all interest, tax, depreciation, amortization and stock-based expenses but after payment of non-equity based employee bonuses.

The following chart sets forth the target bonus under the 2011 senior management bonus plan for each of our eligible executive officers.

Name and Position of Executive Officer	2011 Target Bonus

Scott W. Koller President and Chief Executive Officer	$125,000

Darin P. McAreavey Senior Vice President and Chief Financial Officer	$60,000

    The foregoing discussion of the 2011 senior management bonus plan is qualified in its entirety by reference to the plan itself, which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference in response to this Item 5.02(e).

Cash Compensation for Non-Employee Directors

Effective January 1, 2011, non-employee members of our Board of Directors will receive the following cash compensation:

•	$45,000 in annual compensation for the Chairman of the Board;

•	$3,500 in annual compensation for the chairmen of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee; and

•
Board and committee meeting fees as follows:  full board meetings ($1,500) and committee meetings ($1,000).  For the purposes of earning cash compensation for meeting attendance, “attendance” does not include attending a meeting that lasts for 15 minutes or less.  Attendance at meetings on a telephonic basis and not in person with other members of the board or committee results in one-half the stated rate of compensation.

ITEM 8.01                      OTHER EVENTS.

Chairman of the Board.  On December 28, 2010, the Board of Directors determined that Steven F. Birke, a current director, would take the position of Chairman of the Board, effective January 1, 2011.  Mr. Birke will replace Gregory T. Barnum in that role; however, Mr. Barnum will continue to serve as a director of our company, as Chairman of our Audit Committee and as a member of our Executive Committee.

Consulting Project.  On December 16, 2010, we engaged Howe Associates, Inc. as a consultant to perform a business planning and strategy project for our company.  Howe Associates, Inc. is operated by Michael C. Howe, who formerly served as Chief Executive Officer of MinuteClinic and Chief Executive Officer of Arby’s.  The consulting project entails an assessment of the management team and enhancement of our company’s business plan.  We anticipate this consulting project will be completed by the end of March 2011.  In connection with this project, we have agreed to pay Howe Associates, Inc. $200,000 in cash, reimburse Mr. Howe’s reasonable travel expenses for travel outside the Twin Cities to meet with clients and prospective clients, and issue Mr. Howe a ten-year non-qualified stock option under our Amended and Restated 2006 Equity Incentive Plan for the purchase of 300,000 shares of our common stock at an exercise price of $1.40 per share, representing the closing price of one share of our common stock on the NASDAQ Capital Market on December 16, 2010.  Vesting of such option would be as follows:  100,000 shares upon completion of the first phase, 150,000 shares upon completion of the second phase, and 50,000 shares upon completion of the third phase, all as defined in the consulting agreement.

ITEM 9.01            FINANCIAL STATEMENTS AND EXHIBITS.

(d)           See “Exhibit Index”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2010	Wireless Ronin Technologies, Inc. By /s/ Scott N. Ross Scott N. Ross Vice President, General Counsel and Secretary

EXHIBIT INDEX
Exhibit
Number                                Description

10.1	Amended and Restated Executive Employment Agreement by and between the Registrant and Scott W. Koller, dated December 28, 2010, effective January 1, 2011.
10.2	Amendment No. 1 to Executive Employment Agreement by and between the Registrant and Darin P. McAreavey, dated December 28, 2010, effective January 1, 2011.
10.3	2011 Senior Management Bonus Plan.
99	Press release, dated December 29, 2010.